Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

May 4, 2018

Synchrony Card Funding, LLC

777 Long Ridge Road

Stamford, Connecticut 06902

Re:	Synchrony Card Funding, LLC

Registration Statement on Form SF-3

We have acted as special counsel to Synchrony Card Funding, LLC, a Delaware limited liability company (“SCF”), in connection with the preparation of the Registration Statement on Form SF-3 (the “Registration Statement”) and the related form of prospectus (the “Prospectus”) filed by SCF with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”), registering asset-backed notes (the “Notes”) to be issued pursuant to the Amended and Restated Master Indenture, substantially in the form filed as Exhibit 4.1 to the Registration Statement (the “Master Indenture”), between Synchrony Card Issuance Trust (the “Trust”) and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as supplemented by a related Indenture Supplement (the “Indenture Supplement”), between the Trust and the Indenture Trustee, substantially in the form filed as Exhibit 4.2 to the Registration Statement and a related Terms Document (the “Terms Document”, and together with the Master Indenture and the Indenture Supplement, the “Indenture”), between the Trust and the Indenture Trustee, substantially in the form filed as Exhibits 4.3, 4.4, 4.5 and 4.6 to the Registration Statement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Amended and Restated Transfer Agreement, substantially in the form filed as Exhibit 4.10 to the Registration Statement (the “Transfer Agreement”), between SCF and the Trust, a form of the Indenture Supplement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by SCF in connection with the authorization of the issuances and the sales of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Synchrony Card Funding, LLC

May 4, 2018

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Tranches created as described in the Registration Statement and that the Notes will, at SCF’s direction, be sold by the Trust or SCF to the underwriters named in the related prospectus for such Notes for reasonably equivalent consideration.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.	All parties to the Transaction Documents (other than SCF and the Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than SCF and the Trust) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than SCF and the Trust), enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the related underwriting agreement, will be legal and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

Mayer Brown LLP

Synchrony Card Funding, LLC

May 4, 2018

We hereby consent to the filing of this letter as part of the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

/s/ Mayer Brown LLP